Exhibit 3.133

CERTIFICATE OF FORMATION

OF

WILLIAMSVILLE COAL COMPANY, LLC

1. The name of the limited liability company is:

WILLIAMSVILLE COAL COMPANY, LLC

2, The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

“This Certificate of formation shall be effective on September 8, 2003.”

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Williamsville Coal Company, LLC this 5th day of September, 2003.

/s/ JOSEPH W. BEAN
JOSEPHW. BEAN
Organizer

CERTIFICATE OF AMENDMENT

OF

WILLIAMSVILLE COAL COMPANY, LLC

1. The name of the limited liability company is Williamsville Coal Company, LLC.

2. The Certificate of Formation of the limited liability company is hereby amended as follows:

Section 1.2. Name of LLC (Name Change)

The name of the LLC of this Agreement shall be Coulterville Coal Company, LLC,

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Name Change for Williamsville Coal Company, LLC this 1st day of March, 2005.

/s/ Joseph W. Bean
Joseph W. Bean Secretary

CERTIFICATE OF AMENDMENT

TO CERTIFICATE OF FORMATION OF

COULTERVILLE COAL COMPANY, LLC

1.	The name of the limited liability company is:

Coulterville Coal Company, LLC

2.	Article 1 of the Certificate of Formation of the limited liability company is hereby amended to read in its entirety as follows:

“The name of the limited liability company is Peabody Coulterville Mining, LLC.”

3,	This Certificate of Amendment shall be effective immediately upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this 1St day of March, 2010.

Midwest Coal Acquisition Corporation, its Sole Member

By:	/s/ Kenneth L. Wagner
Kenneth L. Wagner
Its: Vice President and Secretary